Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Misty Zelent, Ingersoll Rand

704-655-5324, mzelent@irco.com

Ingersoll Rand Names Gary Michel

President of Residential Solutions Business

Swords, Ireland, July 21, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, announced the appointment of Gary S. Michel, a 26-year company veteran, as president of its Residential Solutions Sector, effective August 1. He replaces Steven B. Hochhauser, who is leaving the company to pursue other business opportunities.

Since 2007, Michel, 49, has been chief executive officer of Ingersoll Rand’s Club Car business. In his new role, he will report to Michael W. Lamach, chairman, president and chief executive officer and be a member of the company’s Enterprise Leadership Team. He also has been appointed senior vice president of the company by the Board of Directors. Michel will be based in Carmel, Ind.

“Gary is an outstanding, results-oriented leader who has driven growth of our Club Car business during a difficult economic market,” said Lamach. “He understands the importance of delivering on customer expectations, and maintaining close relationships with dealers and channel partners, resulting in strong brand loyalty and enhanced brand reputation. His extensive company tenure, proven operational skills and demonstrated leadership have prepared him well for this new challenge. I am confident that he is the right leader to grow our Residential Solutions business, and I am especially pleased to promote someone who has built such a long and successful career with Ingersoll Rand.”

The Ingersoll Rand Residential Solutions business, with well-known brands like Schlage®, Trane® and American Standard ® Heating & Air Conditioning, delivers safety, comfort and efficiency to homeowners throughout North America. Its quality products, services and solutions include mechanical and electronic locks, heating and air conditioning systems, indoor air quality solutions, advanced controls, portable security systems and remote home management. 2010 revenues for this business were approximately $2.1 billion.

Ingersoll Rand will name Michel’s successor at Club Car in the near future.

Prior to being named CEO of Club Car, Michel served in multiple leadership roles with the company, including executive director, corporate development; president, road development construction technologies; president, utility equipment construction technologies; and vice president and general manager, utility equipment. He joined Ingersoll Rand in 1985 as an application engineer and subsequently held product, sales and business management roles. Michel received a Bachelor of Science degree from Virginia Polytechnic Institute and State University (Virginia Tech) and a Master of Business Administration degree from the University of Phoenix.

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About Ingersoll Rand

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands – including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® – work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.